                                                                    Exhibit 99.1


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Premier National Bancorp, Inc.

We have audited the consolidated balance sheets of Premier National Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income and expense, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Progressive Bank, Inc. and Hudson Chartered Bancorp, Inc., which has been accounted for as a pooling of interests as described in Note A to the consolidated financial statements. We did not audit the consolidated balance sheets of Progressive Bank, Inc. as of December 31, 1997 or 1996, or the related statements of income, stockholders' equity and cash flows of Progressive Bank, Inc. for each of the three years in the period ended December 31, 1997, which statements reflect total assets of $883.5 million and $875.2 million as of December 31, 1997 and 1996, and net interest income of $34.0 million, $32.0 million and $27.8 million for the years ended December 31, 1997, 1996, and 1995, respectively. Those statements were audited by other auditors whose unqualified report dated February 2, 1998 has been furnished to us, and our opinion, insofar as it relates to the amounts included for Progressive Bank, Inc. for 1997, 1996 and 1995, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Premier National Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Stamford, Connecticut
January 27, 1998
(July 17, 1998 as to the effects
of the merger described in Note A)

PREMIER NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                       December 31,
                                                       Notes                     1997              1996
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                               K                    $   42,961          $   50,999
   Federal funds sold                                                             50,300              41,850
                                                                              ----------          ----------
   Total cash and cash equivalents                                                93,261              92,849
   Securities:                                           B
     Available for sale, at fair value                                           276,678             296,267
     Held to maturity, fair value of $156,404 in 1997                            155,544              86,182
        and $86,219 in 1996.
     Regulatory securities                                                         7,720               7,195
   Loans held for sale                                   K                           679               1,377

   Loans:                                              C,D,K,L
   Gross loans                                                                 1,040,872           1,043,327
     Allowance for loan losses                                                   (19,331)            (18,533)
                                                                              ----------          ----------
   Net loans                                             E                     1,021,541           1,024,794

   Premises and equipment, net                           F                        25,318              26,572
   Accrued income                                                                 11,181              11,259
   Deferred taxes                                                                  8,844               9,209
   Other real estate owned                                                         1,366               2,923
   Intangible assets, net                                G                         7,490               8,887
   Other assets                                          D                         5,396               4,541
                                                                              ----------          ----------
     TOTAL ASSETS                                                             $1,615,018          $1,572,055
                                                                              ==========          ==========

LIABILITIES
   Deposits:                                             G
     Non-interest bearing deposits                                            $  218,780          $  199,878
     Interest bearing deposits                                                 1,233,918           1,220,149
                                                                              ----------          ----------
   Total deposits                                                              1,452,698           1,420,027

   Other interest bearing liabilities                    M                         1,725               1,854
   Other liabilities                                                              11,758              12,467
                                                                              ----------          ----------
     TOTAL LIABILITIES                                                         1,466,181           1,434,348

   Commitments and contigencies                         C,K

STOCKHOLDERS' EQUITY                                    N,O
   Preferred stock ($.01 par value; 5,000,000 shares authorized; none issue           -                   -
   Common stock ($.80 par value; 20,000,000 shares authorized)                    11,308              11,301
      14,135,170 shares issued less 85,015 treasury shares in 1997 and
      14,126,250 shares issued less 77,981 treasury shares in 1996
   Additional paid-in capital                                                     59,628              59,391
   Retained earnings                                                              78,612              67,628
   Accumulated other comprehensive income                                          1,647               1,065
   Treasury stock, at cost                                                        (2,358)             (1,549)
   Employee stock ownership plan (ESOP)                                               -                 (129)
                                                                              ----------          ----------
     TOTAL STOCKHOLDERS' EQUITY                                                  148,837             137,707
                                                                              ----------          ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $1,615,018          $1,572,055
                                                                              ==========          ==========

See notes to consolidated financial statements.


PREMIER NATIONAL BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND EXPENSE
(dollars in thousands, except share data)
------------------------------------------------------------------------------------------------------------
                                                                           Year ended December 31,
                                                        Notes     1997              1996            1995
------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees                                         $93,795           $88,778         $84,219
   Federal funds sold                                              2,613             3,155           4,086
   Taxable securities                                             21,782            22,692          15,905
   Tax-exempt securities                                           3,301             2,251           2,006
                                                                 -------           -------         -------
     Total interest income                                       121,491           116,876         106,216
                                                                 -------           -------         -------
Interest expense:
   Deposits                                               G       55,384            53,862          48,821
   Other                                                             107               161             130
                                                                 -------           -------         -------
     Total interest expense                                       55,491            54,023          48,951
                                                                 -------           -------         -------
     NET INTEREST INCOME                                          66,000            62,853          57,265
   Provision for loan losses                              E        4,475             5,150           2,900
                                                                 -------           -------         -------
   Net interest income after provision for loan losses            61,525            57,703          54,365
Noninterest income:
   Service charges on deposit accounts                             5,789             6,130           5,052
   Other service charges, commissions and fees                     1,189             1,077           1,157
   Income from fiduciary activities                                  737               643             694
   Realized gains (losses) on sales of securities, net    B          329               (37)            487
   Gains on sales of loans, net                           E          453               364             471
   Other                                                           1,416             1,970           1,224
                                                                 -------           -------         -------
      Total noninterest income                                     9,913            10,147           9,085
                                                                 -------           -------         -------
     GROSS OPERATING INCOME                                       71,438            67,850          63,450
Noninterest expense:
   Salaries and employee benefits                         H       23,244            22,438          20,361
   Net occupancy and equipment                            I        6,745             7,052           6,052
   Printing, postage, telephone and supplies                       2,725             3,118           3,182
   FDIC insurance                                                    184                91           1,403
   Advertising and public relations                                1,542             1,227           1,221
   Merger related expense                                            541             -                 250
   Other real estate owned                                D          222               866             496
   Amortization of intangible assets                               1,516             1,135             141
   Other                                                           7,082             7,032           8,629
                                                                 -------           -------         -------
     Total noninterest expense                                    43,801            42,959          41,735
                                                                 -------           -------         -------
Income before income taxes                                        27,637            24,891          21,715
   Income taxes                                           J        9,997             6,904           7,964
                                                                 -------           -------         -------
NET INCOME                                                        17,640            17,987          13,751
   Dividend requirements of preferred stock                        -                    89             414
                                                                 -------           -------         -------
NET INCOME AVAILABLE TO COMMON SHARES                            $17,640           $17,898         $13,337
                                                                 =======           =======         =======

Weighted average common shares:
   Basic                                                      14,019,000        14,059,000      13,681,000
   Diluted                                                    14,403,000        14,448,000      14,580,000

Per common share
   Earnings - basic                                              $  1.26           $  1.27         $  0.98
   Earnings - diluted                                               1.22              1.25            0.94
   Dividends declared                                               0.50              0.41            0.34

See notes to consolidated financial statements.

PREMIER NATIONAL BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31,
                                                                                       1997             1996          1995
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                                        $ 17,640         $ 17,987      $ 13,751
   Adjustments to reconcile net income to net
     cash provided by operating activities:
   Provision for loan losses                                                            4,475            5,150         2,900
   Provision for losses on other real estate                                                -              525           325
   Depreciation and amortization                                                        2,800            3,009         2,778
   Amortization of security premiums, net                                                 622              200           264
   Amortization of intangible assets                                                    1,516            1,135           141
   Realized gains on sales of securities and loans                                       (782)            (327)         (958)
   Gains on sales of premises and equipment                                              (186)               -             -
   Gains on sales of other real estate                                                   (627)            (242)         (346)
   Deferred income tax (benefit) expense                                                  (39)          (1,212)           29
   (Increase) decrease in accrued income                                                   78             (612)       (1,363)
   Other, net                                                                          (3,041)           2,929        (3,404)
                                                                                     --------         --------      --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                         22,456           28,542        14,117
                                                                                     --------         --------      --------

INVESTING ACTIVITIES:
   Proceeds from sales of securities available-for-sale                                60,695           45,234        34,588
   Proceeds from maturities of securities available-for-sale                          108,872          141,382        40,272
   Proceeds from maturities of securities held-to-maturity                             33,199           18,753        30,620
   Purchase of securities available-for-sale                                         (148,411)        (219,729)     (126,964)
   Purchase of securities held-to-maturity                                           (103,956)         (52,370)      (21,887)
   Proceeds from sales of loans                                                        21,495           19,936        43,631
   Net increase in loans                                                              (22,761)        (108,597)      (94,013)
   Purchase of premises and equipment                                                  (2,010)          (2,846)       (3,735)
   Proceeds from sales of premises and equipment                                          650                -             -
   Proceeds from sales of other real estate owned                                       4,588            2,716         3,240
                                                                                     --------         --------      --------
     NET CASH USED BY INVESTING ACTIVITIES                                            (47,639)        (155,521)      (94,248)
                                                                                     --------         --------      --------

FINANCING ACTIVITIES:
   Net increase (decrease) in demand, money market, NOW and savings accounts           43,578          (37,220)        1,842
   Net increase (decrease) in other time deposits                                     (10,907)          16,423        81,831
   Increase in deposits from acquisition of branches, net of premium paid                   -          143,030            -
   Decrease in securities sold under repurchase agreements                                  -                -        (6,106)
   Repurchase of common stock held in treasury                                         (3,858)          (5,250)       (4,055)
   Proceeds from issuance of common stock from treasury                                 2,745            2,151         1,622
   Repurchase of preferred stock                                                            -             (123)            -
   Cash dividends - preferred                                                               -             (193)         (414)
   Cash dividends - common                                                             (5,963)          (4,736)       (3,868)
                                                                                     --------         --------      --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                         25,595          114,082        70,852
                                                                                     --------         --------      --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          412          (12,897)       (9,279)
CASH AND CASH EQUIVALENTS:
   AT BEGINNING OF YEAR                                                                92,849          105,746       115,025
                                                                                     --------         --------      --------
   AT END OF YEAR                                                                    $ 93,261         $ 92,849      $105,746
                                                                                     ========         ========      ========

Non-cash investing activities:
   Transfer from loans to OREO                                                       $  2,898         $  5,509      $  3,273
   Net unrealized gains (losses) recorded on securities                                   987           (1,110)        5,265
   Increase (decrease) in deferred tax liability on net unrealized securities gains       405             (453)        2,187
   Transfer of securites from held to maturity to available-for-sale                        -                -       106,356
   Loans originated to finance sales of other real estate                                 676              431         1,308
Additional cash flow disclosures:
   Interest paid                                                                     $ 57,466         $ 54,195      $ 48,530
   Income taxes paid                                                                    9,206            9,297         4,210
   Conversion of preferred stock to common stock                                            -            5,590             1
   Cancellation of predecessor entity treasury stock                                      362            3,789         3,938

See notes to consolidated financial statements.

PREMIER NATIONAL BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

---------------------------------------------------------------------------------------------
                                                               Year ended December 31,
                                                        1997          1996            1995
----------------------------------------------------------------------------------------------
Net Income                                            $17,640       $17,987         $13,751
Other comprehensive income, net of tax:
   Net unrealized gains (losses) on securities:
      Net unrealized holding gains (losses)
         arising during year                              829          (804)          3,603
      Less reclassification adjustment for (gains)
         losses included in net income:                  (247)          157            (525)
                                                      -------       -------         -------
Other comprehensive income (loss)                         582          (647)          3,078
                                                      -------       -------         -------
COMPREHENSIVE INCOME                                  $18,222       $17,340         $16,829
                                                      =======       =======         =======

See notes to consolidated financial statements

PREMIER NATIONAL BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(dollars in thousands, except share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Additional  Accumulated Other
                                              Preferred  Common   Paid-in  Retained    Comprehensive      Treasury   ESOP   Total
                                              Stock      Stock    Capital  Earnings    Income             Stock
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1995,                   $ 5,714    $ 9,835  $36,630  $ 67,879        $(1,366)                 $(214) $118,478
Net income                                                     -        -    13,751              -                      -    13,751
Dividends declared on preferred stock               -          -        -      (414)             -                      -      (414)
Dividends declared on common stock                  -          -        -    (3,916)             -                      -    (3,916)
Stock reinvestment and purchase
   plan - 68,716 shares*                            -         55      556         -              -                      -       611
Conversion of Series B preferred
   stock - 140 shares*                             (1)         -        1         -              -                      -         -
Options exercised - 101,233 shares*                 -         45      678         -              -                      -       723
Purchase of treasury stock -
  7,318 shares*                                     -          -        -         -              -        $  (117)      -      (117)
Payments on ESOP borrowings                         -          -        -         -              -              -      43        43
Other comprehensive income                          -          -        -         -          3,078              -       -     3,078
Stock dividend declared on common                   -        462    5,838    (6,300)             -              -       -         -
Predecessor entity transactions:
   Purchase and retirement of
     treasury stock                                 -       (219)  (1,280)   (2,439)             -              -       -    (3,938)
   Options exercised - 74,760 shares                -         41      247         -              -              -               288
                                              -------    -------  -------  --------        -------        -------   -----  --------
BALANCE AT DECEMBER 31, 1995                    5,713     10,219   42,670    68,561          1,712           (117)   (171)  128,587
Net income                                                                   17,987                                          17,987
Cash dividends declared on preferred stock          -                           (89)             -              -       -       (89)
Cash dividends declared on common stock             -                        (4,951)             -              -       -    (4,951)
Stock reinvestment and purchase
   plan - 69,573 shares*                            -         56      750         -              -              -       -       806
Conversion of Series B preferred stock
   - 712,000 shares*                           (5,590)       582    5,008         -              -              -       -         -
Redemption of Series B preferred stock           (123)         -        -         -              -              -       -      (123)
Options exercised - 95,289 shares*                  -         45      503         -              -              -       -       548
Effect of treasury stock issued at less
  than cost                                         -          -        -       (29)             -             29       -         -
Purchase of treasury stock - 77,418 shares          -          -        -         -              -         (1,461)      -    (1,461)
Payments on ESOP borrowings                         -          -        -         -              -              -      42        42
Other comprehensive loss                            -          -        -         -           (647)             -       -      (647)
Stock dividend declared on common                   -        517   10,792   (11,309)             -              -       -         -
Predecessor entity tranactions:
   Purchase and retirement of treasury stock        -       (182)  (1,065)   (2,542)             -              -       -    (3,789)
   Options exercised - 117,377 shares               -         64      733         -              -              -       -       797
                                              -------    -------  -------  --------        -------        -------   -----  --------
BALANCE AT DECEMBER 31, 1996                        -     11,301   59,391    67,628          1,065         (1,549)   (129)  137,707
Net income                                                                   17,640                                          17,640
Cash dividends declared on common stock                        -        -    (6,107)             -              -       -    (6,107)
Stock reinvestment and purchase plan
   - 48,814 shares*                                            -        -         -              -            923       -       923
Cash in lieu paid on fractional shares
   - 336 shares                                                -       (9)        -              -              -       -        (9)
Options exercised - 126,931 shares*                            -        -         -              -          1,474       -     1,474
Effect of treasury stock issued at less
  than cost                                                    -        -      (290)             -            290       -         -
Purchase of treasury stock
  - 129,475 shares (1)                                         -        -         -              -         (3,496)      -    (3,496)
Payments on ESOP borrowings                                    -        -         -              -              -     129       129
Other comprehensive income                                     -        -         -            582              -       -       582
Stock dividend declared on common                              -        -         -              -              -       -         -
Predecessor entity transactions:
   Purchase and retirement of treasury stock                 (15)     (88)     (259)             -              -       -      (362)
   Options exercised - 40,268 shares                          22      334         -              -              -       -       356
                                              -------    -------  -------  --------        -------        -------   -----  --------
BALANCE AT DECEMBER 31, 1997                        -    $11,308  $59,628   $78,612        $ 1,647        $(2,358)      -  $148,837
                                              =======    =======  =======   =======        =======        =======   =====  ========

* Adjusted for 10% stock dividends declared in December 1995 and 1996 and 3 for 2 stock splits in the form of 50% dividends declared in in November 1996 and September 1997. See Note O.

(1) Treasury shares not adjusted for 50% stock dividend declared in Sept. 1997. The effect of such shares reissued prior to the 50% stock dividend included in the shares (adjusted for the stock dividend) for the "stock reinvestment and purchase plan" and "options exercised" is 53,304 shares See notes to consolidated financial statements.

                 PREMIER NATIONAL BANCORP, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, unless otherwise indicated, except share data)

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
Premier National Bancorp, Inc. is a New York State bank holding company which operates 36 branches in Dutchess, Ulster, Sullivan, Orange, Westchester, Putnam and Rockland counties of Southeastern New York State through its commercial banking subsidiary, Premier National Bank (Bank). Collectively, these entities are referred to herein as the "Company". The Bank is principally engaged in a variety of lending activities and deposit gathering activities within the above noted market place. As such, its future growth and profitability are dependent, in large part, on the performance of the local economy and the value of local real estate. The Bank competes with a significant number of other financial institutions. Diversity of product lines, availability of funds, interest rates charged on loans and offered on deposits, responsiveness and customer convenience are all factors in competing effectively with these other financial institutions. The local economy is impacted by employment levels of two large employers, IBM and certain New York State institutions. Although present conditions are stable, the local economy was weakened, in recent years, from large employment cutbacks from these employers. Approximately 75% of the Company's loans outstanding are collateralized by real estate. The Company also has made commitments to lend additional funds collateralized by real estate in the amount of approximately $105.0 million.

The Company does not engage in hedging activities, utilize derivative financial instruments or maintain a trading portfolio.

MERGER
Effective July 17, 1998, Progressive Bank, Inc. ("PBI") was merged with and into Hudson Chartered Bancorp, Inc. ("HCB") under the name of Premier National Bancorp, Inc. pursuant to a plan of merger dated December 16, 1997. Each share of PBI common stock was converted into 1.82 shares of the Company's common stock. Approximately 7,231,196 common shares were issued for the outstanding common stock of PBI. At the same time, Pawling Savings Bank ("Pawling"), a subsidiary of PBI, was merged with and into First National Bank of the Hudson Valley ("Hudson Valley"), a subsidiary of HCB, under the name Premier National Bank.

The transaction was accounted for using the pooling-of-interests method and, accordingly, all historical financial data has been restated to include both entities for all periods presented. Direct costs of mergers accounted for by the pooling-of-interests method are expensed as incurred. Merger related costs expensed in 1997 aggregated $541 ($314 net of tax), and remaining merger related expenses to be recognized in 1998 are expected to aggregate $6.9 million before taxes and $5.3 million after taxes. These merger expenses are expected to include legal, accounting, regulatory and severance costs as well as integration costs such as conversions, abandonments and relocations etc. The following table presents summary results of operations for the companies for the immediate years prior to the merger.


                                             Year ended December 31,
                               1997                             1996                             1995
                   Net Interest      Net Income     Net Interest      Net Income      Net Interest     Net Income
                      Income                           Income                            Income
PBI                       $34,012        $ 8,632           $31,999         $ 9,321          $27,809        $ 6,786
HCB                        31,988          9,008            30,854           8,666           29,456          6,965
                          -------        -------           -------         -------          -------        -------
Consolidated              $66,000        $17,640           $62,853         $17,987          $57,265        $13,751
                          =======        =======           =======         =======          =======        =======

FORWARD-LOOKING STATEMENTS
--------------------------

The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for 1998 and, in certain instances, subsequent periods. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for subsequent periods are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements; pricing pressures on loan and deposit products; actions of competitors; changes in local and national economic conditions; the extent and timing of actions of the Federal Reserve Board or the Office of the Comptroller of the Currency; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; the extent and timing of legislative and regulatory actions and reform; estimated cost savings from recent or anticipated acquisitions and mergers cannot be fully realized or realized within the expected time frame, revenues following such transactions are lower than expected, and costs or difficulties related to the integration of acquired and existing businesses are greater than expected; or, system costs related to the year 2000 are greater than expected.

The Company's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

BASIS OF PRESENTATION
The Company's consolidated financial statements include the accounts of Premier National Bancorp, Inc., its commercial banking subsidiary, Premier National Bank, and Premier National Realty, Inc., a company utilized to hold title to certain foreclosed real estate properties. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany transactions have been eliminated in consolidation. Assets held in an agency or fiduciary capacity for trust department customers and mortgages serviced for others by the Bank are not included in the consolidated financial statements.

In preparing financial statements, management is required to make estimates and assumptions, particularly in determining the adequacy of the allowance for loan losses, that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated balance sheet and the results of operations for the period. Actual results could differ significantly from those estimates.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience and current trends, domestic economic conditions, the volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income and by recoveries of loans previously charged off.

While management uses available information to determine possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Company's primary market area, Dutchess, Ulster, Sullivan, Orange, Westchester, Putnam and Rockland counties of Southeastern New York State. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Regulatory examinations of the predecessor banks and companies were conducted in 1997 and no increase in the allowance was required as a result of those examinations.

IMPAIRED LOANS
Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting for Impairment of a Loan - Income Recognition and Disclosures", was adopted as of January 1, 1995 and did not result in any adjustment to the allowance for loan losses at that time.

A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the contractual terms of the loan. When a loan is considered impaired, it is placed on nonaccrual status. Income is recorded using the income recognition principles outlined below. Measurement of impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Smaller homogenous loans, principally residential mortgages, consumer loans, and credit cards, are not separately reviewed for impaired status. Separate allocations of the allowance for loan losses for these loans are made based upon trends and prior loss experience and composition of credit risk in these types of loans. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

If the fair value of an impaired loan is less than the related recorded amount, a specific valuation allowance is established or, if the impairment is considered to be permanent, a write down is charged against the allowance for loan losses.

INCOME RECOGNITION
Interest on loans is determined using the level yield method. Under this method, discount accretion and premium amortization on loans are included in interest income.

The accrual of interest income generally is discontinued when its receipt is in doubt, which typically occurs at or prior to the date when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, any interest credited to income in the current year which has not been collected is reversed, and any interest accrued in the prior year is charged to the allowance for loan losses. If payments on nonaccrual loans are made, income is recorded when received unless management has reason to doubt the ultimate collectibility of the principal remaining on the loan. When the ultimate collectibility of the loan principal is in doubt, such payments are applied to reduce the principal balance of the loan. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of collateral is sufficient to cover the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated performance in accordance with the loan terms and conditions.

OTHER REAL ESTATE OWNED (OREO)
OREO includes properties for which the Bank has obtained title through foreclosure or deed in lieu of foreclosure. These properties are recorded at the lower of cost or estimated fair value (net of estimated disposal costs). If a valuation loss exists when properties are acquired, the loss is recorded as a charge to the allowance for loan losses. Management periodically monitors the value of such OREO properties. If, due to further reductions in estimated fair value, further losses are anticipated, such losses are recorded as OREO expense. Any gains on disposition of such properties reduce OREO expense. Holding costs on properties are included in current operations, while costs that improve such properties may be capitalized. If the Bank lends funds in conjunction with dispositions of OREO, such loans are required to meet normal loan underwriting criteria.

LOAN ORIGINATION FEES
Loan origination and commitment fees and direct loan origination costs are deferred and the net amount is amortized or accreted as an adjustment of interest income using the level yield method. These deferrals are amortized over the expected lives or commitment period of the respective categories, which generally vary from one to twelve years.

SECURITIES
Securities include U.S. Treasury, mortgage-backed and other U. S. Government Agency, municipal and corporate bonds, regulatory and equity securities. Those debt securities which management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at amortized cost (specific identification) with amortization of premiums and accretion of discounts determined using the level yield method to the earlier of the call or maturity date, respectively. Held to maturity securities primarily include local municipal bonds purchased from smaller municipalities in the Company's market area, certain fixed rate mortgage backed securities and certain other securities with yield and/or maturity characteristics such that management intends to retain them until maturity. Regulatory securities include equity investments required for membership in the Federal Reserve System, Federal Home Loan Bank, and New York State Business Development Corporation. Such investments are carried at cost unless considered impaired, in which case a writedown would be taken and charged to income.

Securities which have been identified as assets for which there is not a positive intent to hold to maturity are classified as available for sale. Dispositions of such securities may be appropriate for either liquidity or interest rate risk management. Available for sale securities are reported at fair value with unrealized gains and losses (net of tax) excluded from operations and reported as a separate component of stockholders' equity. At December 31, 1995, 1996 and 1997, the net unrealized gains, after tax, on available for sale securities were $1,712, $1,065 and $1,647, respectively. In November 1995, the Company transferred securities having a fair value of $109,492 from held to maturity to available for sale in accordance with a then recent issuance by the FASB. Realized gains and losses from sales of securities are recognized on the trade date by specific identification of the security sold.

RELATED PARTY TRANSACTIONS
It is the policy of the Company that loans and other business transactions with directors, officers and other related parties be made on terms and conditions no less favorable than those with unrelated parties.

LOANS HELD FOR SALE
Loans held for sale are carried at the lower of cost or market value as determined on an aggregate basis.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method based on estimated useful lives of 3 to 40 years. Leasehold improvements are amortized over the shorter of the terms of the respective leases, including available extensions, or the estimated useful lives of the assets. Maintenance and repair costs are charged to operating expenses as incurred.

INCOME TAXES
The provision for income taxes is based on income as reported in the financial statements. Deferred taxes are provided when income or expense is recognized in different periods for tax purposes than for financial reporting purposes using an asset-liability approach for recognizing the tax effects of temporary differences between tax and financial reporting. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recognized if, based on analysis of available evidence, management determines that some portion or all of the deferred tax asset is not "more likely than not" to be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period the change is enacted.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires the recognition of the cost of these benefits over an employee's working career on an accrual basis. SFAS No. 112, "Employers' Accounting for Postemployment Benefits" establishes standards for accounting and reporting the cost of benefits provided by an employer to its former or inactive employees after employment but before retirement. SFAS No. 112 requires an employer to recognize an obligation for such benefits if certain conditions are met. Implementation of SFAS Nos. 106 and No. 112 resulted in the regcognition of a postretirement benefit liability of $2,219.

FINANCIAL INSTRUMENTS
SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments", requires disclosures about derivative financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any significant derivative financial instruments as defined by SFAS No. 119 during the years ended December 31, 1997, 1996 or 1995.

EARNINGS PER COMMON SHARE
The Company adopted SFAS No. 128, "Earning Per Share", which became effective in the fourth quarter of 1997. As required, the Company has restated all prior periods to the new definitions of basic and diluted earnings per share. The restatement did not have a material effect on previously reported earnings per share amounts. Basic earnings per common share is computed by dividing net income, adjusted for any preferred stock dividends, by the weighted average number of common shares outstanding. Diluted earnings per common share includes the additional dilutive effect of stock options using the treasury stock method based on the average market price of the Company's common stock for the period and the effects of converting preferred shares.

                                                                 1997                     1996                     1995
                                                              -----------              -----------              -----------
Net income                                                    $    17,640              $    17,987              $    13,751
Less preferred stock dividend requirements                                                      89                      414
                                                              -----------              -----------              -----------
Net income available to common shares                         $    17,640              $    17,898              $    13,337
                                                              ===========              ===========              ===========
Weighted average basic shares outstanding                      14,019,000               14,059,000               13,681,000
Effect of dilutive stock options                                  384,000                  235,871                  172,217
Approved conversion of Series B preferred stock                                            153,129                  727,783
                                                              -----------              -----------              -----------
Weighted average diluted shares                                14,403,000               14,448,000               14,581,000
                                                              ===========              ===========              ===========
Earnings per common share:
Basic                                                         $      1.26              $      1.27              $      0.98
Diluted                                                              1.22                     1.25                     0.94


MORTGAGE SERVICING RIGHTS
The Company's mortgage servicing portfolio totaled $150.6 million, $154.6 million and $159.1 million for the benefit of third party investors (primarily Federal Home Loan Mortgage Corporation and Federal National Mortgage Association) at December 31, 1997, 1996 and 1995, respectively, and it recorded servicing fee income of $458, $523 and $439 for the years ended December 31, 1997, 1996 and 1995. The Company records the sale of loans in which servicing is retained on the basis of the relative fair values of the loans and the servicing rights. The Company sold loans of $21.5 million, $19.9 million, and $43.6 million in 1997, 1996 and 1995, respectively, with servicing rights retained, and recorded servicing rights of $118 in 1997 and $96 in 1996. Prior to 1996, the Company did not record servicing rights. The value of servicing rights must be re-evaluated for impairment on a quarterly basis and a valuation allowance established if fair value is lower than the recorded amounts.

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. No impairment of servicing assets was experienced in 1997 or 1996.

When participating interests in loans sold have an average contractual interest rate, adjusted for servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "mortgage servicing receivable" or "deferred servicing revenue" is amortized over the estimated life using a method approximating the interest method.

Quoted market prices are not available for the mortgage servicing receivables. Thus, the mortgage servicing receivables and the amortization thereon are periodically evaluated in relation to estimated future servicing revenues, taking into consideration changes in interest rates, current prepayment rates, and expected future cash flows. The Company evaluates the carrying value of the mortgage servicing receivables by estimating the future servicing income of the mortgage servicing receivables based on management's best estimate of remaining loan lives and discounted at the original discount rate.

BRANCH PURCHASE PREMIUM
The purchase premium paid in connection with the 1996 acquisition of two branches has been capitalized as an intangible asset. The premium is being amortized on a straight-line basis over seven years (the estimated average remaining life of the acquired customer base). The unamortized premium is reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

STOCK-BASED COMPENSATION
SFAS No. 123, "Accounting for Stock-Based Compensation", "encourages" but does not require, companies to record compensation cost from stock-based employee compensation plans at fair value. As permitted, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights is recorded annually in each reporting period based on the quoted market price of the Company's stock at the end of the period.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
The effective provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," has been adopted by the Company as of January 1, 1997 and had no significant effect on the Company's consolidated financial statements. This standard specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Certain provisions of SFAS No. 125 (relating to the accounting for secured borrowings and collateral and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions) were deferred until January 1, 1998 in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of these deferred provisions is not expected to have any material impact on the Company's consolidated financial statements.

COMPREHENSIVE INCOME
SFAS NO. 130, "Reporting Comprehensive Income", has been adopted by the Company as of January 1, 1998 and financial statements for earlier periods have been reclassified to reflect the application of the provisions of this standard. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners." The Company's only current source of other comprehensive income is net unrealized gains and losses on available for sale securities which, in accordance with prior accounting standards, had been directly included, net of tax, in a separate component of stockholders' equity. Under SFAS No. 130, all items that are recognized as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this standard had no effect on the Company's financial condition or results of operations.

PENDING ACCOUNTING PRONOUNCEMENT
SFAS NO. 131, "Disclosures About Segments of An Enterprise and Related Information" establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement requires that public business enterprises report a measure of segment profit or loss, certain specific revenue/expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions. SFAS No. 131 is effective for the Company in 1998 and will require disclosures in the Company `s financial statements or notes thereto. Implementation of these statements will not have any significant effect on the results of operations or financial condition, as currently reported by the Company.

CASH FLOW INFORMATION
Cash and cash equivalents include federal funds sold, which generally are available to the Company on one day's notice, and other highly liquid instruments with an original term of three months or less

NOTE B - SECURITIES
SECURITIES CONSIST OF THE FOLLOWING:


                                                                           At December 31, 1997
                                              -----------------------------------------------------------------------------
                                                  Carrying       Amortized   Gross Unrealized   Gross Unrealized     Fair
                                                   Amount          Cost           Gains              Losses         Value
                                              ----------------   ---------   ----------------   ----------------   --------
U.S. Treasury Securities

   Available for sale                             $ 64,793       $ 64,444         $  350               $  1        $ 64,793

U.S. Government Agencies

   Available for sale                               51,958         51,926             79                 47          51,958

Obligations of States and

Political Subdivisions

   Available for sale                               70,946         69,686          1,282                 22          70,946

   Held to maturity                                 24,170         24,170            499                             24,669

Mortgage Backed Securities

   Available for sale                               60,055         58,963          1,165                 73          60,055

   Held to maturity                                131,299        131,299            628                267         131,660

Other Debt Securities

   Available for sale                               28,734         28,694             89                 49          28,734

   Held to maturity                                     75             75                                                75

Equity Securities

   Available for sale                                  192            162             30                                192


Regulatory securities                                7,720          7,720                                             7,720
                                                  --------       --------         ------               ----        --------

TOTAL SECURITIES                                  $439,942       $437,139         $4,122               $459        $440,802
                                                  ========       ========         ======               ====        ========

TOTAL AVAILABLE FOR SALE                          $276,678       $273,875         $2,995               $192        $276,678

Total held to maturity                             155,544        155,544          1,127                267         156,404

Regulatory securities                                7,720          7,720                                             7,720
                                                  --------       --------         ------               ----        --------

TOTAL SECURITIES                                  $439,942       $437,139         $4,122               $459        $440,802
                                                  ========       ========         ======               ====        ========

                                                                          At December 31, 1996
                                              -----------------------------------------------------------------------------
                                                  Carrying       Amortized   Gross Unrealized   Gross Unrealized     Fair
                                                   Amount          Cost           Gains              Losses         Value
                                              ----------------   ---------   ----------------   ----------------   --------
 U.S. Treasury Securities

   Available for sale                             $ 87,204       $ 87,094         $  157               $ 47         $ 87,204

U.S. Government Agencies

   Available for sale                               60,000         59,983            108                 91           60,000

Obligations of States and

Political Subdivisions

   Available for sale                               54,574         54,247            446                119           54,574

   Held to maturity                                 13,543         13,543            339                  3           13,879

Mortgage Backed Securities

   Available for sale                               66,376         64,998          1,483                105           66,376

   Held to maturity                                 72,614         72,614            194                493           72,315

Other Debt Securities

   Available for sale                               27,971         27,968             79                 76           27,971

   Held to maturity                                     25             25                                                 25

Equity Securities

   Available for sale                                  142            162              6                 26              142

Regulatory securities                                7,195          7,195                                              7,195
                                                  --------       --------         ------               ----         --------

TOTAL SECURITIES                                  $389,644       $387,829         $2,812               $960         $389,681
                                                  ========       ========         ======               ====         ========

Total available for sale                          $296,267       $294,452         $2,279               $464         $296,267

Total held to maturity                              86,182         86,182            533                496           86,219

Regulatory securities                                7,195          7,195                                              7,195
                                                  --------       --------         ------               ----         --------

TOTAL SECURITIES                                  $389,644       $387,829         $2,812               $960         $389,681
                                                  ========       ========         ======               ====         ========

At December 31, 1997, the net unrealized gain on securities "available for sale" (net of tax effect, at a tax rate of 41% or $1,156) that was included in a separate component of stockholders' equity was $1,647.

In late November 1995, the Company transferred, at fair value, securities having a fair value of $109,492 (carrying value of $106,365) from its "held to maturity" portfolio to its portfolio of "available for sale" securities. This was done to enhance the Company's ability to flexibly respond to changes in the interest rate environment. The securities transferred were previously classified as "held to maturity". This transfer was made in accordance with FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities" issued in November 1995. Concurrent with the adoption of this guidance, corporations were permitted through December 31, 1995, to reclassify their "available for sale" and "held to maturity" securities without calling into question the past intent of an entity to hold securities to maturity. The effect of this transfer, after tax, was a $1,843 increase in stockholders' equity. Subsequent changes in unrealized gains or losses on these transferred securities also have been reflected in the separate component of the Company's equity accounts, on an after-tax basis. If any of the transferred securities are sold, the realized gains or losses would be reflected in the Company's results of operations.

The Company has no plans to establish a trading account.

The Company's mortgage-backed securities are principally pass-through securities issued by Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae). Mortgage-backed securities held to maturity are principally five- and seven-year balloon payment and seasoned pass-through 15 year securities. Mortgage-backed securities available for sale are adjustable rate securities.

The contractual maturities at December 31, 1997 of the Company's available for sale and held to maturity debt securities other than mortgage-backed and SBA securities are summarized in the following table. At December 31, 1997, securities remaining in the Company's "held to maturity" portfolio consisted principally of holdings of local unrated municipal issues and the mortgage-backed securities noted above. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call premiums.


                                                                 Available for Sale                   Held to Maturity
                                                                 ------------------                   ----------------
Maturity Period                                               Amortized            Fair            Carrying         Fair
                                                                Cost               Value            Amount          Value
                                                              ---------            -----           --------         -----
Within 1 year                                                  $ 28,282          $ 28,704          $ 16,262       $ 16,311

1-5 years                                                       163,106           163,525             4,256          4,364

5-10 years                                                       11,405            11,611             2,707          2,913

Over 10 years                                                    11,957            12,591             1,020          1,156

Mortgage-backed and SBA securities  of U.S.
 Government Agencies not allocated by maturity
 date                                                            58,963            60,055           131,299        131,660
                                                               --------          --------          --------       --------

TOTAL DEBT SECURITIES                                          $273,713          $276,486          $155,544       $156,404
                                                               ========          ========          ========       ========

Gross realized gains from sales of securities were $338, $225 and $617 in 1997, 1996 and 1995, respectively, and gross realized losses were $9, $262 and $130.

At December 31, 1997, securities with a carrying amount of $98.2 million were pledged as collateral for municipal deposits and other purposes. Municipal deposits so collateralized totaled $63 million at the same date.

NOTE C - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company utilizes financial instruments with off-balance-sheet risk to accommodate the financing needs of its customers. These instruments involve varying degrees of credit or interest-rate risk which are not recognized on the balance sheet. Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract, whereas interest-rate risk arises from changes in the market value of positions stemming from movements in interest rates. In order to minimize credit risk, the Company subjects such commitments to its lending policy which includes a formal credit approval and monitoring process. This lending policy requires collateral where the customer credit evaluation determines that the inherent risk in the transaction warrants such collateral. In order to minimize interest-rate risk, the Company has established an asset/liability management policy, adherence to which is monitored by the Bank's Investment Committee of the Board. The contract amounts of the instruments referred to in the chart below reflect the extent of involvement in particular classes of financial instruments.

UNUSED COMMITMENTS AND STANDBY LETTERS OF CREDIT
Unused commitments include loan origination commitments, which are legally binding agreements to lend with a specified interest rate and purpose, usually containing an expiration date, and lines of credit, which represent loan agreements under which the lender has an obligation, subject to certain conditions, to lend funds up to a particular amount, whereby the borrower may repay and re-borrow at any time within the contractual period. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company's maximum exposure to accounting loss related to the contract amounts of these financial instruments, assuming they are fully funded, the borrower defaults and any collateral proves to be worthless, at December 31, 1997 is as follows:

                                                 Loan
                                              Origination          Unused Lines of       Standby Letters
                                              Commitments              Credit               of Credit               Total
                                          -------------------   -------------------   -------------------   ---------------------

Real Estate - Mortgage                          $31,930              $ 19,996                                    $ 51,926

Real Estate - Construction                       16,610                 4,996                                      21,606

Home Equity Loans                                                      31,416                                      31,416

Other Consumer Loans                                                   15,168                                      15,168

Commercial Loans                                                       42,121                $3,389                45,510
                                                -------              --------                ------              --------

TOTAL (December 31, 1997)                       $48,540              $113,697                $3,389              $165,626
                                                =======              ========                ======              ========

TOTAL (December 31, 1996)                       $35,270              $121,395                $6,090              $162,755
                                                =======              ========                ======              ========

The Company lends primarily in the Dutchess, Ulster, Sullivan, Orange, Westchester, Putnam and Rockland counties of Southeastern New York State. The Company also originates one-to-four family mortgage and commercial mortgage loans in the Connecticut counties of Fairfield, Hartford, New Haven and Litchfield and one-to-four family mortgage loans in the New York counties of Nassau and Suffolk. The ability of borrowers to make principal and interest payments in the future will depend upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's lending region.

Approximately 75% of the Company's loans (commercial, residential and personal) are collateralized by real estate. In addition to such loans outstanding, as shown on the balance sheet, the Company has standby letters of credit and other off-balance sheet credit risk exposure related to real estate loans. The Company generally requires collateral on all real estate related facilities and loan to value ratios not exceeding 75% to 80%. Private mortgage insurance is generally required on mortgages with loan to value ratios above 80%.

NOTE D - NONPERFORMING ASSETS, PAST DUE LOANS AND IMPAIRED LOANS

The following table presents nonperforming assets outstanding at December 31:

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
                                                          $ 7,859        $ 9,113        $ 9,998
Nonaccrual loans

Loans past due 90 days and still accruing                     443            645            694

Restructured troubled debt                                    712          1,105          1,849
                                                          -------        -------        -------

Total nonperforming loans                                   9,014         10,863         12,541

Other real estate owned, net                                1,366          2,923          1,601
                                                          -------        -------        -------

Total nonperforming assets                                $10,380        $13,786        $14,142
                                                          =======        =======        =======

Information concerning interest income on nonperforming loans and restructured troubled debt is summarized below:

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
Interest income if all loans were current                  $858          $1,038          $889

Interest income recorded                                    273             215           265

At December 31, 1997 there were no commitments to lend additional funds to the borrowers associated with the nonperforming assets noted above.

Loans past due 30-89 days were as follows at December 31:

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
Amount past due                                           $7,392         $11,511         $8,090
                                                          ======         =======         ======

                                                            0.71%           1.10%          0.84%
Percent of total loans                                    ======         =======         ======

As described in Note A, effective January 1, 1995, the Company adopted SFAS No. 114, which applies to loans individually evaluated for collectibility (principally commercial mortgage, commercial and industrial and construction loans), defines when those loans are considered to be impaired and requires such loans to be measured at the present value of expected future cash flows, the loan's observable market price or fair value of the collateral, if the loan is collateral dependent. Generally, the fair value of impaired loans was determined using the fair value of underlying collateral. Impaired loans of $9,429, 8,907 and 10,102 at December 31, 1997, 1996 and 1995, respectively, include residential mortgages in nonaccrual status of $3,556, $3,656 and $2,407. Additional impaired residential mortgages might have been identified if the impairment identification procedures of SFAS No. 114 were required to be applied to homogenous loan portfolios. In the opinion of management, the amount of any such additional impaired loans would not be significant to the Company's consolidated financial position or results of operations.

Information regarding the recorded investment in impaired loans at December 31 and for the year then ended consists of the following:

                                                                           1997             1996              1995
                                                                          ------           ------           -------
Impaired loans for which an allowance was not required                    $5,627           $3,743           $ 2,931

Impaired loans for which an allowance of $912, $933 and                    2,390            3,071             4,124
 $1,349, respectively, has been established

Impaired loans for which an impairment write down of $1,483,
 $1,672 and $1,613, respectively,  has been taken                          1,232            2,093             3,047
                                                                          ------           ------           -------

                                                                          $9,249           $8,907           $10,102
Total recorded investment in impaired loans                               ======           ======           =======

Additional information regarding impaired loans is as follows:

Income recorded on impaired loans while they were
 considered to be impaired, on a cash basis                               $  273           $  215           $   265

Average investment in impaired loans during the year                      $9,243          $10,245           $11,794

Activity in the allowance for losses on "other real estate owned" is summarized as follows for the years ended December 31:


                                                    1997           1996           1995
                                                ------------   ------------   ------------
                                                   $ 671          $ 203          $ 471
Balance at beginning of year

Provision charged to other real estate
 owned expense                                                      525            325

                                                    (207)           (57)          (593)
Charge-offs for realized losses                    -----          -----          -----

Balance at end of year                             $ 464          $ 671          $ 203
                                                   =====          =====          =====


NOTE E - LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table outlines the balances, including related deferred loan fees and costs, of loan categories at December 31:


CATEGORY                                                                 1997                           1996
--------                                                              ----------                     ----------
Real Estate - Residential                                             $  504,544                     $  520,018

Real Estate - Commercial                                                 223,542                        221,229

Consumer & Installment                                                   144,977                        136,599

Commercial & Industrial                                                   93,351                         82,221

Real Estate - Construction                                                61,009                         68,331

Other loans                                                               13,449                         14,929
                                                                      ----------                     ----------

                                                                      $1,040,872                     $1,043,327
Total                                                                 ==========                     ==========

Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                        1997         1996         1995
                                      --------     --------     --------

Balance, beginning of year             $18,533      $16,803      $17,728

Charge-offs                             (4,758)      (4,290)      (4,552)

Recoveries                               1,081          870          727
                                       -------      -------      -------

Net charge-offs                         (3,677)      (3,420)      (3,825)

Provision for loan losses                4,475        5,150        2,900
                                       -------      -------      -------

Balance, end of year                   $19,331      $18,533      $16,803
                                       =======      =======      =======

Substantially all newly originated fixed rate residential mortgage loans with 20 and 30 year terms are sold in the secondary market. The net realized gains on these sales were $453, $364 and $471 in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, mortgage loans held for sale had a cost basis of $679, and $1,377, respectively, which approximated fair value.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment is comprised of the following at December 31:


                                                1997          1996
                                              --------      --------
                                              $  3,880      $  3,959
Land

Buildings and improvements                      24,482        24,901

Furniture and equipment                         22,628        21,305
                                              --------      --------

                                                50,990        50,165

Accumulated depreciation and amortization      (25,672)      (23,593)
                                              --------      --------

TOTAL                                         $ 25,318      $ 26,572
                                              ========      ========

NOTE G - DEPOSITS

The following table outlines balances at December 31, for interest bearing accounts:

                                                 1997            1996
                                              ----------      ----------
Money Market                                  $  284,323      $  233,536

NOW                                               69,396          72,133

Savings                                          356,460         379,860

Time                                             523,739         534,620
                                              ----------      ----------
TOTAL                                         $1,233,918      $1,220,149
                                              ==========      ==========

At December 31, 1997 and 1996, certificates of deposit of $100 or more included in time deposits totaled $110,291 and $93,141, respectively. The Company does not accept brokered deposits. Interest expense on deposits was as follows:


                                                   1997                    1996                    1995
                                           ---------------------   ---------------------   ---------------------
Savings accounts                                   $13,955                 $14,316                 $14,692

Certificates of deposit ($100 or more)               5,392                   4,341                   4,170

Other time deposits                                 22,950                  25,122                  23,517

NOW accounts                                           944                   1,077                   1,426

Money market accounts                               12,143                   9,006                   5,016
                                                   -------                 -------                 -------

TOTAL                                              $55,384                 $53,862                 $48,821
                                                   =======                 =======                 =======

In April 1996, Pawling completed the acquisition of two branch offices located in Rockland County, New York and assumed deposit liabilities of approximately $152.8 million. Assets recorded in the acquisition were principally cash and a deposit purchase premium. The unamortized purchase premium of $7.3 million and $8.7 million at December 31, 1997 and 1996, respectively, is included in intangible assets in the consolidated balance sheets.

NOTE H- EMPLOYEE BENEFIT PLANS

At the date of the Merger, all predecessor plans were carried forward to the Company. The existing plans are described below. The Company is in the process of amending its benefit plans to present uniform coverage. For purposes of this note, employees of the predecessor companies continue to be described as being employees of these entities.

Thrift Plan
-----------

The HCB Retirement and Thrift Plan is a qualified 401(k) defined contribution plan covering substantially all full time employees who have attained age 21 and have at least one year of service. Employee contributions vest immediately, while plan contributions vest as follows: 40% after 2 years, 60% after 3 years, 80% after 4 years and 100% after 5 years of service. HCB determines an annual amount of profit sharing to be funded. The plan also calls for HCB to match employee contributions under deferred salary reduction agreements dollar for dollar up to 4% of eligible compensation. Employees can contribute up to 10% by way of such salary reduction agreements and, in addition, can voluntarily contribute up to an additional 10% of their eligible compensation. PBI also maintains a qualified 401(k) defined contribution plan. Eligible employees may elect to contribute up to 8% of their compensation. PBI makes contributions equal to 50% of the first 5% of a participant's contribution for non-highly compensated employees, and 50% of the first 3% for highly-compensated employees. Employee contributions vest immediately, while employer contributions vest ratably over a five-year period beginning after the first year of participation. Expense for these plans was $768, $869 and $680 for 1997, 1996 and 1995, respectively.

HCB terminated a defined benefit plan of one of its predecessor banks effective January 1, 1995 and the affected employees joined the HCB Retirement and Thrift Plan on that date. The final termination liability was calculated and HCB recorded additional expense of $59 in 1995.

Cash Balance Plan
-----------------

A retirement plan established by PBI covers substantially all employees of PBI who meet certain age and length of service requirements. Prior to October 1, 1997, the plan was a defined benefit plan providing for benefits based on the employees' years of accredited service and their average annual three years' earnings, as defined by the plan. Plan benefits were funded through PBI contributions at least equal to the amounts required by law. Effective October 1, 1997, the defined benefit plan was amended and restated as a cash balance plan. The annual service credit under the cash balance plan equals 5% of annual compensation (8% for those employees who were 50 years of age or older with at least 10 years of service as of September 30, 1997).

The following is a reconciliation of the funded status of the plan at December 31, 1997 and 1996. The 1997 information was measured based on the restated provisions of the cash balance plan.


                                                                            1997           1996
                                                                         --------------------------
Actuarial present value of benefit obligations:

  Accumulated benefit obligation - vested                                   $ 6,268       $5,352

  Accumulated benefit obligation - nonvested                                    106          313
                                                                         --------------------------
                                                                              6,374        5,665

  Effect of projected future compensation levels                                686        1,255
                                                                         --------------------------
Projected benefit obligation for service rendered to date                     7,060        6,920

Plan assets, at fair value (primarily investments in mutual funds)           10,133        8,643
                                                                         --------------------------
Plan assets in excess of projected benefit obligation                         3,073        1,723

Unrecognized net gain from past experience different from
  that assumed and effect of changes in assumptions                          (1,950)        (975)

Unrecognized prior service cost                                                (567)        (143)

Unrecognized net transition obligation                                           13           21
                                                                         --------------------------

     Prepaid pension expense (included in other assets)                     $   569       $  626
                                                                         ==========================

 The components of net pension expense are as follows for the years ended December 31:



                                                                   1997             1996            1995
                                                                --------------------------------------------
Service cost -- benefits earned during the year                   $   263          $   271         $   241

Interest cost on projected benefit obligation                         508              489             460

Actual return on plan assets                                       (1,870)          (1,082)         (1,279)

Net amortization and deferral                                       1,155              472             766
                                                                --------------------------------------------

     Net pension expense                                          $    56          $   150         $   188
                                                                ============================================


A discount rate of 7.25% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the projected benefit obligation at December 31, 1997 (7.75% and 5.5%, respectively, at December 31, 1996, and 7.50% and 5.5%, respectively, at December 31, 1995). The expected long-term rate of return on plan assets was 8.0% for each year.

Other Retirement Plans
----------------------

Both HCB and PBI have certain employment arrangements which include supplemental retirement benefits for certain key executives that offset the reduction in benefits due to certain limitations imposed under the federal income tax laws. These arrangements are unfunded and are a general liability of the Company. The unfunded liability at December 31, 1997 and 1996 was not material.

HCB maintains the Executive Supplemental Income Plan ("ESI Plan"), a nonqualified plan that provides certain employees with supplemental retirement benefits. The ESI Plan utilizes life insurance contracts for indirect funding of preretirement benefits. Related expense was $117, $103 and $91 in 1997, 1996 and 1995, respectively. These plans also provide that, in the event of a "change in control", employees who have attained age 55 may retire and are immediately eligible to receive benefits without prior board approval and without satisfying any minimum years of service requirement. Other covered employees who are terminated, without just cause, or who voluntarily terminate employment, after a change in control, are entitled to receive their retirement benefits upon reaching normal retirement age.

PBI established a non-qualified, unfunded retirement and severance plan for members of its Board of Directors. Under this plan, each member leaving the Board after at least five years of service is entitled to a benefit consisting of the annual retainer fee at the time of departure multiplied by the director's number of years of service, up to 15 years. The annual cost of this plan was $80 for 1997, $85 for 1996 and $95 for 1995. The accumulated benefit obligation was $415 at December 31, 1997.

HCB established a change in control plan for its directors which allows for payment in the event of a change in control of one-twelfth of a year's retainer for each year of service with a minimum payment of one year's retainer for any director terminated in connection with a change in control. Such liability, if incurred, would not have a significant impact on the financial condition of the Company.

Other Postretirement Benefits
-----------------------------

PBI provides certain postretirement health care benefits. Substantially all PBI employees become eligible for postretirement benefits if they meet certain age and length of service requirements. PBI accrues the cost of these benefits as they are earned by active employees.

The actuarial and recorded liabilities for postretirement benefits, none of which have been funded, were as follows at December 31:


                                                                            1997           1996
                                                                         ----------    -----------
Accumulated postretirement obligations:

    Retirees                                                               $  850        $  613

    Fully eligible employees                                                  383           138

    Other active participants                                                 159           613
                                                                           ------        ------
       Total accumulated postretirement benefit obligation                  1,392         1,364

Unrecognized gain from the effect of changes in assumptions and plan
 amendments                                                                   461           459

Unrecognized prior service cost                                               366           408
                                                                           ------        ------
       Accrued postretirement benefit cost (included in other
        liabilities)                                                       $2,219        $2,231
                                                                           ======        ======

The components of net postretirement benefits expense are as follows for the years ended December 31:


                                                                     1997             1996            1995
                                                                    ---------------------------------------
Service cost -- benefits earned during the year                      $ 26             $ 58            $ 48

Interest cost on accumulated benefit obligation                        96              100              91

Net amortization and deferral                                         (69)             (60)            (72)
                                                                   ----------------------------------------

     Net postretirement benefits expense                             $ 53             $ 98            $ 67
                                                                   ========================================

The accumulated postretirement benefit obligation was determined using discount rates of 7.25%, 7.75% and 7.50% at December 31, 1997, 1996 and 1995,
respectively. At December 31, 1997, the assumed rate of increase in future health care costs was 7.5% for 1998, gradually decreasing to 5.0% in the year 2006 and remaining at that level thereafter. Increasing the assumed health care cost trend rate by 1.0% in each future year would increase the accumulated benefit obligation as of December 31, 1997 by $146 and the aggregate of the service and interest cost by $11 for the year then ended.

Employment Agreements
---------------------

HCB and PBI have entered into employment and change in control agreements with certain of their key executives. The agreements range in period from one to three years, expiring from 1998 through 2000, and contain specified conditions for extension or expiration, either annually or prior to expiration. In certain cases, conditions exist which allow for lump sum payments in connection with defined changes in control, termination without cause or failure to extend. The maximum liability at December 31, 1997, if such payments were required for all executives, would be approximately $3.3 million, none of which has been accrued.

NOTE I - LEASES

Total rental expense for operating leases for 1997, 1996 and 1995 was $857, $894 and $680, respectively. Future minimum payments, under non-cancelable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1997:


                 Year                          Amount
                 ----                          ------

                 1998                           $  811

                 1999                              706

                 2000                              592

                 2001                              382

                 2002                              306

              Thereafter                         2,255
                                                ------

                 Total                          $5,052
                                                ======

The Company leases a portion of its buildings to tenants for various terms with varying renewal periods. Rental income received was $348, $369 and $352 in 1997, 1996 and 1995, respectively.

NOTE J - INCOME TAXES

The following is a reconciliation between the effective income tax rate and the statutory federal tax rate:


                                                                              Year Ended
                                                                             December 31,
                                                               1997              1996              1995
                                                        -----------------------------------------------------
Income tax based on pretax income at statutory
 rate                                                          34.0%             34.0%             34.0%

Charges (credits) resulting from:

  State taxes, net of federal tax benefit                       5.7               6.3               6.8
  Income from tax-exempt securities                            (3.7)             (2.8)             (2.8)
  Favorable resolution of prior years' tax
   examinations                                                                  (9.8)
  Reduction in the valuation allowance for
   deferred  tax assets                                                                             (.8)
  Other, net                                                     .2                                 (.5)
                                                        -----------------------------------------------------
     Effective income tax rate                                 36.2%             27.7%             36.7%
                                                        =====================================================

Federal and state tax benefits of $1.5 million and $941, respectively, were recognized in 1996 upon settlement with the tax authorities of audits of certain prior years' tax returns.

The valuation allowance applicable to the Company's federal deferred tax asset was reduced by $224 in 1995 primarily due to the utilization of capital loss carryforwards during the year.


The components of income tax expense are as follows for the years ended December 31:

                                            1997                 1996                 1995
                                      ------------------------------------------------------------
Current:
  Federal                                 $ 7,666               $ 6,405               $5,833
  State                                     2,370                 1,711                2,102
                                      ------------------------------------------------------------
                                           10,036                 8,116                7,935

Deferred expense (benefit)                    (39)               (1,212)                  29
                                      ------------------------------------------------------------
Total                                     $ 9,997               $ 6,904               $7,964
                                      ============================================================

Temporary differences arising from the recognition of income and expense in different periods for tax and financial reporting purposes resulted in deferred income tax (benefit) expense as follows:



                                                                YEAR ENDED DECEMBER 31,
                                                        1997             1996               1995
                                                       ------          --------            -------

   Provision for loan losses and OREO                  $(524)          $(1,132)             $ 425

   Accelerated depreciation                               37              (200)                94

   Deferred fee income                                   237               253                485

   Compensation                                         (240)             (100)               (74)

   Core deposit intangible                               305               249                 53

   Other                                                 146              (282)              (954)
                                                       -----           -------              -----

   Deferred expense (benefit)                          $ (39)          $(1,212)             $  29
                                                       =====           =======              =====

The tax effects of temporary differences that give rise to portions of deferred tax assets and deferred tax liabilities at December 31, are as follows:

                                                                      1997               1996
                                                                    -------            -------
DEFERRED TAX ASSETS:

   Allowance for loan losses and OREO                               $ 8,042            $ 7,518

   Compensation                                                       1,454              1,214

   Core deposit intangible                                              607                302

   Deferred fee income                                                  342                579

   Other                                                                450              1,243
                                                                    -------            -------

   Gross deferred tax assets                                         10,895             10,856
                                                                    -------            -------

DEFERRED TAX LIABILITIES:

   Depreciation expenses                                               (496)              (533)

   Unrealized holding gains on "available for sale"
    securities                                                       (1,156)              (751)

   Mortgage servicing                                                   (31)               (24)

   Accretion on securities                                             (130)              (101)
                                                                    -------            -------
   Gross deferred tax liabilities                                    (1,813)            (1,409)
                                                                    -------            -------

   Net deferred tax assets before valuation allowance                 9,082              9,447

   Valuation allowance                                                 (238)              (238)
                                                                    -------            -------

   Net deferred tax asset                                           $ 8,844            $ 9,209
                                                                    =======            =======

Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

As a thrift institution, Pawling was subject to special provisions in the federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

Certain amendments to the federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The federal amendments included elimination of the percentage of taxable income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. Pawling established a deferred tax liability with respect to such excess federal reserves. The New York State amendments redesignated all of Pawling's state bad debt reserves as the base-year amount.

In accordance with SFAS No. 109, the Company has not recognized deferred tax liabilities with respect to Pawling's federal and state base-year tax bad debt
reserves of $8.8 million and $27.5 million, respectively.   The unrecognized
deferred tax liabilities at December 31, 1997 with respect to the federal and state base-year reserves were $3.0 million and $1.9 million, respectively.
Under the tax laws as amended, events that would result in taxation of these reserves include (i) redemptions of Pawling's stock or certain excess distributions to Progressive and (ii) failure of Pawling to maintain a specified qualifying assets ratio or meet other thrift definition tests for New York State tax purposes. As a result of the merger decribed in Note A, the Company will be required to recapture Pawling's state base-year reserve and expects to recognize a tax liability of $1.5 million in the 1998 financial statements of the combined company. Under the present tax laws, however, Pawling's federal base-year reserve would not be subject to recapture as a result of the proposed merger.

NOTE K - OTHER COMMITMENTS AND CONTINGENCIES

The financial statements do not reflect various commitments, contingent liabilities and fiduciary liability for assets held in trust, which arise in the normal course of business. Management does not anticipate any losses arising from these transactions. Trust Department assets under administration total approximately $225,000 at December 31, 1997.

The Bank regularly sells certain types of long-term fixed rate mortgages to a United States agency which are under recourse arrangements for four months. As of December 31, 1997, $4,189 of these sales are subject to such recourse.

The Bank is required to maintain a deposit balance with the Federal Reserve Bank, which averaged approximately $10 million during 1997; the Bank does not earn interest or other income on such deposited funds.

The Bank is a party to various legal proceedings in the normal course of business, the ultimate outcome of which, in management's opinion, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE L - RELATED PARTY TRANSACTIONS

The Bank has granted loans to officers and directors of the Company and to their associates. The following table summarizes activity associated with these loans.

                                                             1997                    1996
                                                          --------                --------
Balance, beginning of year                                $23,698                 $22,588

New loans                                                   3,651                   4,500

Repayments                                                 (3,735)                 (3,390)
                                                          -------                 -------

Balance, end of year                                      $23,614                 $23,698
                                                          =======                 =======


The Bank leases premises from an affiliate of a director which lease will expire in December 1999. Payments made to this affiliate in 1997, 1996 and 1995 were $142, $134 and $103, respectively. Entities in which directors have interests provide automotive, insurance and legal services to the Company. The cost of such services aggregated $713, $887 and $523 in 1997, 1996 and 1995, respectively.

NOTE M - OTHER INTEREST BEARING LIABILITIES

Other interest bearing liabilities are summarized as follows, at December 31,:


                                                            1997                   1996
                                                          -------                 ------
ESOP note                                                                         $  129

Federal Home Loan Bank advance                             $1,725                  1,725
                                                           ------                 ------
                                                           $1,725                 $1,854
                                                           ======                 ======

The ESOP note was payable in quarterly principal installments of $11 plus interest at the prime rate plus 1-1/2% (10.00% at December 12, 1997). On December 12, 1997, such loan was paid in full by the Company. The loan was collateralized by approximately 13,000 shares of the Company's common stock owned by the ESOP, which shares were released to the Plan when the loan was paid.

The Company pays monthly interest installments on the Federal Home Loan Bank advance at a rate of 5.49%. The principal balance outstanding at December 31, 1997 is payable in 1999.

From time to time, the Company also purchases federal funds. These borrowings generally matured within one to four days of the transaction date. During 1996, the maximum balance outstanding as of any month end was $17.9 million, and the average balance was $927 with a weighted average interest rate of 5.50%. There were no such borrowings outstanding at December 31, 1996 or at any time during 1997 or 1995.

The Bank maintains a line of credit with the Federal Home Loan Bank and, at December 31, 1997, had immediate access to additional liquidity in the amount of $134.9 million under FHLB's secured advance program, including the outstanding advance. Additionally, the Bank maintains a federal funds line of credit in the amount of $5 million with one of its correspondents.

NOTE N - RESTRICTION ON SUBSIDIARY DIVIDENDS AND LOANS TO AFFILIATES

Dividends are paid by the Company from its liquid assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net earnings for the preceding two years. After December 31, 1997, $15,946 is available for distribution to the Company as dividends without prior regulatory approval (in addition to the 1998 results of operations of the Bank).

Under Federal Reserve regulations, the Bank also is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specific obligations. At December 31, 1997, the maximum amount available for lending by the Bank to the Company or its affiliates in the form of loans approximated 20% of consolidated net assets with a maximum per affiliate limit of 10%. The parent company has a mortgage loan from the Bank at December 31, 1997 of $959. Interest is payable at the prime rate plus one percent (9.5% at December 31, 1997). Such amounts eliminate in consolidation.


NOTE O - STOCKHOLDERS' EQUITY

COMMON STOCK
------------
In both December 1995 and 1996, the Board of Directors approved separate 10% stock dividends, payable in January 1996 and 1997, respectively. The Board also declared a three for two stock split in September 1997, payable October 1997. All shares and share prices have been retroactively adjusted to reflect the issuance of the stock dividends and the stock splits. The 1995 and 1996 financial statements reflect the capitalization of $6,300 and $11,309, respectively, of retained earnings reflecting a market value of $10.91 and $17.50 per adjusted share on the respective dates of declaration of the 10% stock dividends. In connection with the merger, the equity accounts of PBI have been retroactively restated to reflect the 1.82 exchange ratio.

Common stock is stated at par of $0.80 per share. The following table summarizes the number of shares at December 31:

                                                                                       1997                  1996
                                                                                     ----------           ----------
Total issued and outstanding shares                                                  14,050,155           14,044,221

Other issued shares - Treasury shares                                                    85,015               77,981
                                                                                     ----------           ----------
Total issued shares                                                                  14,135,170           14,122,202

Reserved shares (not yet issued):

Dividend reinvestment and stock purchase plan                                           500,322              366,094

HCB 1990 Incentive Stock Option (Plan I)                                                 46,048               56,727

HCB 1995 Incentive Stock Option (Plan II)                                               918,088              661,909

PBI Employees Stock Option Plan                                                         612,141               92,063

PBI Directors Stock Option Plan                                                          85,722               70,252

Other authorized but unissued shares                                                  3,702,509            4,630,753
                                                                                     ----------           ----------

Total authorized                                                                     20,000,000           20,000,000
                                                                                     ==========           ==========

Under its Certificate of Incorporation as amended and restated in the Merger, Premier National Bancorp, Inc. is authorized to issue 50,000,000 shares of common stock, par value $0.80 per share. Due to the merger, the number of authorized common shares was increased from 20,000,000 to 50,000,000 shares. The Company also has 5,000,000 shares of preferred stock authorized.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
---------------------------------------------
The Company has a Dividend Reinvestment and Stock Purchase Plan that allows participating common stockholders to receive common stock (at market value) in lieu of cash dividends and gives participants the right to elect to make optional cash payments to purchase up to $5 per quarter of shares of common stock (at market value), subject to the terms and limitations of the plan.

Preferred Stock
---------------
The HCB cumulative convertible perpetual Preferred Stock, Series B, was convertible at the option of the holder into shares of common stock at a conversion price of $8.64 (as adjusted for stock dividends) per share of common stock (equivalent to approximately 1.2738 shares of common stock for each share of Series B). The conversion price was subject to adjustment upon the occurrence of certain events. The Series B was redeemable at $10 per share (the original issue and liquidation price) at HCB's option prior to January 1, 1998, if the closing bid price of the Company's common stock has been at least 140% of the conversion price for 20 consecutive trading days at any time during the period.

Having met this criteria, on March 12, 1996, HCB called all the outstanding (571,301) shares of the Series B preferred stock for redemption, effective April 15, 1996. Of the 571,301 shares outstanding, 559,055 shares of Series B preferred were converted into 712,125 shares of common stock of the Company and 12,246 shares were redeemed, for a total reduction of stockholders' equity related to redemption of $123 which was paid from the Company's liquid assets. Of the 575,000 authorized shares, 571,301 were outstanding at December 31, 1995. Cumulative cash dividends were payable quarterly at the rate of 7.25% per year on the original issue price of $10 per share. Dividends of $.18125 and $0.725 per share were declared on Series B Preferred Stock in 1996 and 1995, respectively.

The Company has authorized a total of 5,000,000 shares of preferred stock, $.01 par value, which the Board of Directors has the authority to divide into series and to fix the rights and preferences of any series so established.

Treasury Stock Purchase Program
-------------------------------

From time to time, the Boards of Directors of both HCB and PBI authorized the repurchase of shares of their common stock in the open market. HCB purchased 129,475, and 77,418 shares of common stock at a cost of $3,496, and $1,461 in 1997 and 1996, respectively, for the stock reinvestment and purchase plan and option exercises. PBI purchased 27,300 and 331,695 shares of common stock at a cost of $362 and $3,789 in 1997 and 1996, respectively. Such shares purchased by PBI were retired as a result of the merger. On December 16, 1997, in conjunction with the approval of the Plan of Merger (described in Note A) the Boards of Directors of HCB and PBI rescinded their authorizations for open market purchases of their common stock under the Repurchase Programs.

STOCK COMPENSATION PLANS
------------------------

HCB Incentive Stock Option Plan
-------------------------------
Under the HCB 1990 Incentive Option Plan, options to purchase shares of common stock have been granted to key personnel of a predecessor bank based upon their performance for terms up to 10 years at exercise prices not less than the fair value of the shares at the date of grant. Such options vest and are exercisable on a cumulative basis at 20% per year with a maximum exercise period of 5 years from date of vesting. Stock purchased under the plan is subject to certain resale restrictions and HCB retains the right to redeem outstanding shares at book value for employees terminating prior to retirement. The plan was not merged with the HCB 1995 Incentive Stock Plan (Plan II) and no new options will be granted under this plan.

In 1995, HCB established the HCB 1995 Incentive Stock Plan (Plan II) as the successor plan of a predecessor company. Incentive and nonqualified stock options are utilized to assist in attracting, retaining and providing incentives to key officers and employees. Grants under the plan may be in the form of incentive stock options, nonqualified stock options, restricted stock or stock appreciation rights. Stock options may be granted with the stock appreciation rights or the stock appreciation rights may be issued separately. Options may not be granted at less than 100% of the fair market value on the date of grant. However, options or rights may be granted at greater than the fair market value on the date of grant. Options vest no less than six months after the date they were granted and expire no later than 10 years from the grant date. The determination and grant of an incentive stock option, nonqualified stock option, a stock appreciation right or restricted stock is determined solely at the discretion of the Personnel and Compensation Committee of the Board of Directors. The maximum number of shares of common stock with respect to which options or rights may be outstanding to any eligible employee under the plan (or any other HCB plans) is 129,925 shares. At December 31, 1997, shares available for future grants totaled 481,938.

PBI Employees and Directors Stock Option Plans
----------------------------------------------
PBI established stock option plans for its employees and directors. Under the plans, the option exercise price may not be less than the fair market value of the common stock at the date of the grant. Options granted pursuant to the employees' plan are generally exercisable any time within ten years of the date of grant. Unexercised options generally expire either 90 days or one year (options granted after 1996) after termination of an employee's continuous employment by the Company, except in connection with severance arrangements which provide employees up to nine months to exercise the options. Options granted pursuant to the directors' non-qualified stock option plans have ten-year terms, and vest and become fully exercisable six months after the date of grant.

At December 31, 1997, shares available for future option grants totaled 612,141 for the employees' plan and 85,722 for the directors' plans. In January 1998, options for an additional 103,285 shares were granted under the employees' plan at an exercise price of $19.37.

Combined Option Plan Information
--------------------------------
In connection with the merger of HCB and PBI, all of the outstanding PBI options were converted into options to purchase common stock of the Company. Transactions under the Company's Stock Option Plan for the years ended as of December 31, 1997, 1996 and 1995, are presented below:

                                             Stock Option Plan
                                   -------------------------------------
                                                           Weighted
                                          Shares       Average Exercise
                                                            Price
                                   -------------------------------------
Outstanding at January 1, 1995             890,452          $ 6.33

     Granted                               289,476            9.28

     Exercised                            (175,989)           5.63

     Forfeited                             (16,223)           6.67
                                         ---------

Outstanding at December 31, 1995           987,716            7.20

     Granted                               290,412           11.19

     Exercised                            (267,116)           7.05

     Forfeited                             (29,375)           9.20
                                         ---------

Outstanding at December 31, 1996           981,637            8.47

     Granted                               180,208           15.42

     Exercised                            (154,085)           8.34

     Forfeited                              (2,730)           9.64
                                         ---------

Outstanding at December 31, 1997         1,005,030          $ 9.70
                                         =========

Exercisable at December 31:

     1995                                  832,278          $ 6.86

     1996                                  859,276            8.02

     1997                                  928,335            8.96

The following table summarizes information about the Company's stock options outstanding and exercisable at December 31, 1997:

                                                                                Weighted Average
                                                            --------------------------------------------------

        Exercise Price                         Number           Remaining Life (years)         Exercise Price
--------------------------------------------------------------------------------------------------------------
$3.85 to $5.76                                  61,152                      4.5                   $ 3.85

5.77 to 8.39                                   307,227                      8.1                     6.57

8.40 to 12.77                                  547,156                      7.6                    10.69

12.78 to 18.68                                  12,800                      6.6                    16.95
                                               -------

$3.85 to $18.68            Exercisable         928,335                      7.3                   $ 8.96
===============                                =======                      ===                   ======
  $18.68                 Not exerciseable       76,695                      4.6                   $18.68
===========                                     ======                      ===                   ======

The weighted average fair value of options granted in 1997, 1996 and 1995 were $5.48, $4.70 and $4.40, respectively.

The fair value of each option grant was estimated on the date of grant by HCB and PBI, respectively, using the Black - Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995.

                                    1997               1996               1995
                              ----------------   ----------------   ----------------
Dividend yield                      2.2 - 3.0%         3.0 - 4.1%         3.0 - 4.3%

Expected volatility               23.6 - 27.8%       25.0 - 44.5%       26.4 - 53.3%

Risk free rate of return          6.05 - 6.45%       5.25 - 5.95%       5.25 - 6.89%

Expected life (years)               5.0 - 5.4          6.0 - 7.4          5.0 - 6.2

The Company maintains stock option plans as described above. The Company applies APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. In 1997, the Company's officers who were granted stock appreciation rights in tandem with stock options waived the stock appreciation rights while maintaining the right to the underlying option grant. As such, the compensation cost accrued to the stock appreciation rights was reversed and a credit to compensation cost was recorded in the amount of $116. As of December 31, 1997, there are no stock appreciation rights outstanding. Had compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 (Black-Scholes Model), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                                   1997          1996          1995
                                                               ------------   -----------   -----------

Net income                       As reported                        $17,640       $17,987       $13,751
                                 Pro forma                           16,982        17,068        13,303

Basic earnings per share         As reported                        $  1.26       $  1.27       $   .98
                                 Pro forma                             1.21          1.21           .97

Diluted earnings per share       As reported                        $  1.22       $  1.25       $    94
                                 Pro forma                             1.18          1.18           .91

The effects of applying SFAS No. 123 for disclosing compensation cost under this pronouncement may not be representative of the effects on reported net income for future years.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
------------------------------------

The Company has established an ESOP covering all full-time employees who meet certain service requirements. Discretionary contributions by the Company are determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The ESOP borrowed money from an unrelated bank to purchase shares of common stock. The Company guaranteed the ESOP's loan, which was paid in full in December 1997. Prior to the payoff, the Company was obligated to contribute sufficient cash to the ESOP to service the loans; therefore, the unpaid balance of the loan was reflected in the accompanying balance sheet as long-term debt and the amount representing unearned employee benefits was recorded as a reduction of the Company's stockholders' equity. All full-time employees with one year of service are eligible for this plan.

Both the loan obligation and the unearned benefit expense are reduced by the amount of any loan repayments made by the ESOP. As of December 12, 1997, the Company paid off the loan obligation and subsequently recorded a total contribution expense related to the ESOP in 1997 of $129 compared to compensation expense of $43 in both 1996 and 1995. The unallocated shares associated with the ESOP loan were subsequently released to participant accounts. As of December 31, 1997, the ESOP owned 122,895 shares of the Company's common stock (all of which were available to participants and considered in total issued and outstanding shares). Interest expense incurred on the ESOP loan was $12, $15 and $20 for 1997, 1996 and 1995, respectively.

CAPITAL ADEQUACY
----------------

Both Premier National Bancorp, Inc. and Premier National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, they must meet or exceed specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and its parent company to maintain or exceed minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that both the Bank and its parent company meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from each of the predecessor bank's primary regulator (the Office of the Comptroller of the Currency as to Hudson Valley and the FDIC as to Pawling) categorized the banks as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as " well capitalized" a bank must maintain or exceed minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed either institution's category.

CAPITAL RATIOS
--------------

THE FOLLOWING SUMMARIZES THE MINIMUM CAPITAL REQUIREMENTS AND THE ACTUAL CAPITAL POSITION AT DECEMBER 31, 1996 AND 1997 ON A COMBINED BASIS AFTER GIVING EFFECT TO THE MERGER DESCRIBED IN NOTE A:

                                                                                                 MINIMUM
                                                                                               TO BE WELL
                                                                      MINIMUM               CAPITALIZED UNDER
                                                                    FOR CAPITAL             PROMPT CORRECTIVE
                                               ACTUAL            ADEQUACY PURPOSES:         ACTION PROVISIONS:
                                               ------            ------------------         ------------------
BANK ONLY
As of December 31, 1996:                 Amount      Ratio         Amount        Ratio        Amount        Ratio
                                         ------      -----         ------        -----        ------        -----
Total Capital
(to Risk Weighted Assets)               $125,767     13.51%        $74,484        8.0%        $93,104       10.0%

Tier I Capital
(to Risk Weighted Assets)                114,046     12.25          37,242        4.0          55,863        6.0

Tier I Capital
(to Average Assets)                      114,046      7.32          62,332        4.0          77,916        5.0

As of December 31, 1997:

Total Capital
(to Risk Weighted Assets)                134,680     13.64          78,995        8.0          98,744       10.0

Tier I Capital
(to Risk Weighted Assets)                122,241     12.38          39,498        4.0          59,246        6.0

Tier I Capital
(to Average Assets)                      122,241      7.68          63,662        4.0          79,578        5.0


CONSOLIDATED
As of December 31, 1996:

Total Capital
(to Risk Weighted Assets)               $139,367     14.88%        $74,940        8.0%

Tier I Capital
(to Risk Weighted Assets)                127,578     13.62          37,470        4.0

Tier I Capital
(to Average Assets)                      127,578      8.11          62,932        4.0

As of December 31, 1997:

Total Capital
(to Risk Weighted Assets)                152,158     15.30          79,583        8.0

Tier I Capital
(to Risk Weighted Assets)                139,638     14.04          39,791        4.0

Tier I Capital
(to Average Assets)                      139,638      8.69          64,290        4.0

NOTE P - PARENT COMPANY ONLY FINANCIAL INFORMATION
BALANCE SHEETS

                                                                                         DECEMBER 31,
                                                                                      1997         1996
                                                                                    --------     --------
ASSETS

 Cash (deposited in Bank)                                                           $  1,266       $  1,958
 Federal funds sold                                                                    3,800          5,200
 Securities available for sale, at fair value                                          7,815          2,568
 Other securities                                                                        109            109
 Investment in subsidiaries:
    Bank                                                                             131,382        124,188
    Other                                                                                376            429
 Premises                                                                              4,976          5,124
 Other assets                                                                          3,023          1,055
                                                                                    --------       --------
TOTAL ASSETS                                                                        $152,747       $140,631
                                                                                    ========       ========
LIABILITIES

 Notes payable:
    Bank subsidiary                                                                 $    959       $  1,058
    Other                                                                                               129
 Other liabilities                                                                     2,951          1,737
STOCKHOLDERS' EQUITY                                                                 148,837        137,707
                                                                                    --------       --------
                                                                                    $152,747       $140,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          ========       ========

STATEMENTS OF INCOME AND EXPENSE


                                                                                                 Year ended December 31,
                                                                                        1997             1996             1995
                                                                                      --------         --------         --------
Dividends from Bank                                                                   $11,105           $ 8,194         $ 8,569
Other income                                                                            1,511             1,053           1,063
Merger related expenses                                                                  (541)
Other  expenses                                                                        (1,305)             (411)         (2,602)
                                                                                      -------           -------         -------
Income before income taxes and equity in undistributed net income (loss) of
subsidiaries                                                                           10,770             8,836           7,030
Income tax benefit (expense)                                                              237               (94)            657
                                                                                      -------           -------         -------
Income before equity in undistributed net income (loss) of subsidiaries                11,007             8,742           7,687
Equity in undistributed net income (loss):
  Bank                                                                                  6,686             9,260           6,079
  Non bank subsidiary                                                                     (53)              (15)            (15)
                                                                                      -------           -------         -------
                                                                                      $17,640           $17,987         $13,751
NET INCOME                                                                            =======           =======         =======

STATEMENTS OF CASH FLOWS

                                                                                                 Year ended December 31,
                                                                                        1997             1996             1995
                                                                                      --------         --------         --------
OPERATING ACTIVITIES

 Net income                                                                           $17,640           $17,987         $13,751

 Adjustments to reconcile net income to net cash provided by operating activities:

   Equity in undistributed net income of subsidiaries                                  (6,633)           (9,245)         (6,064)
   Provision for depreciation                                                             208               141             145
   Other                                                                                 (945)            2,916          (3,439)
                                                                                      -------           -------         -------
Net cash provided by operating activities                                              10,270            11,799           4,393

INVESTING ACTIVITIES

Purchase of premises and equipment from bank                                                             (2,500)
Sale of premises and equipment to bank                                                                    1,700
Purchase of available for sale securities                                              (5,586)
Proceeds from sales of available for sale securities                                                                      1,801
Proceeds from maturities of available for sale securities                                 400               250             303
                                                                                      -------           -------         -------
Net cash provided  (used) by investing activities                                      (5,186)             (550)          2,104
                                                                                      -------           -------         -------

FINANCING ACTIVITIES
Payments on borrowings                                                                   (100)             (100)            (81)
Proceeds from issuance of stock                                                         2,745             2,151           1,622
Repurchase of preferred stock                                                                              (123)
Repurchase of common stock                                                             (3,858)           (5,250)         (4,055)
Cash dividends                                                                         (5,963)           (4,929)         (4,282)
                                                                                      -------           -------         -------
Net cash used by financing activities                                                  (7,176)           (8,251)         (6,786)
                                                                                      -------           -------         -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (2,092)            2,998             299

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                            7,158             4,160           4,459
                                                                                      -------           -------         -------

                                                                                      $ 5,066           $ 7,158         $ 4,160
CASH AND CASH EQUIVALENTS, END OF YEAR                                                =======           =======         =======

NOTE Q - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for certain financial instruments. Estimated fair values are as of December 31, 1997 and December 31, 1996, respectively, and have been determined using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items as future expected loss experience, current economic condition, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.


                                                                   DECEMBER 31, 1997                DECEMBER 31, 1996

                  (DOLLARS IN MILLIONS)                         Carrying        Estimated        Carrying        Estimated
                                                                 Amount         Fair Value        Amount         Fair Value
                                                            -----------------   ----------   -----------------   ----------
ASSETS

Cash and cash equivalents                                       $   93.3          $   93.3      $   92.9           $   92.9
Securities                                                         440.0             440.8         389.6              389.7
Loans, net                                                       1,014.2           1,024.9       1,017.4            1,023.9
Accrued income                                                      11.2              11.2          11.3               11.3

LIABILITIES

Deposits without stated maturities                                 928.6             928.6         885.0              885.0
Time deposits                                                      524.1             524.3         535.0              535.0
Accrued interest payable                                             1.0               1.0           3.0                3.0

The fair value estimates presented above are based on pertinent information available to management as of December 31, 1997 and December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since December 31, 1997 and, therefore, current estimates of fair value may differ significantly from the amounts presented above.

Fair Value Methods and Assumptions Are as Follows:
--------------------------------------------------
Cash and Cash Equivalents - The estimated fair value is based on current rates for similar assets.
Securities - The fair value of securities is estimated based on quoted market prices or dealer quotes, or if not available, estimated using quoted market prices for similar securities.
Loans - The fair value of fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans. For other loans, which reprice frequently to market rates, the carrying amount approximates the estimated fair value. The fair value of nonaccrual loans having a net carrying value of approximately $8,034 and $8,769 in 1997 and 1996, respectively, are not estimated because it was not practical to reasonably assess the timing of the cash flows or the credit adjustment that would be applied in the market-place for such loans. The total amount of loans included has been reduced by the allowance for loan losses of $19,331 and $18,533 in 1997 and 1996, respectively. Deposits Without Stated Maturities - Under the provision of SFAS No. 107, the estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts, money market and checking accounts, is equal to the amount payable on demand as of December 31, 1997 and December 31, 1996.
Time Deposits - The fair value of Certificates of deposits is based on the discounted value of contractual cash flows. The discount rates used are the rates currently offered for deposits of similar remaining maturities. The excess of the estimated fair value of time deposits over their recorded amounts represents the discounted value of contractual rates over rates currently being offered.
Financial Instruments with Off-Balance Sheet Risk - As described in Note C, the Company was a party to financial instruments with off-balance sheet risk at December 31, 1997 and 1996. Such financial instruments consist of commitments to extend permanent financing and letters of credit. If the options are exercised by the prospective borrowers, these financial instruments will become interest-earning assets of the company. If the options expire, the Company retains any fees paid by the counterparty in order to obtain the commitment or guarantee. The fair value of commitments is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 1997 and 1996, respectively, approximates the recorded amounts of the related fees, which are not material. The Company has not engaged in hedge transactions such as interest rate futures contracts or interest rate swaps.

NOTE R - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table shows selected quarterly financial data (unaudited) of the Company for the three month periods ended:

                                                                1997
                                        --------------------------------------------------------
                                           March 31       June 30        Sept. 30       Dec. 31
                                        --------------------------------------------------------
Interest income                         $    29,671    $    30,410    $    30,533    $    30,877
Interest expense                             13,532         13,842         14,001         14,116
                                        --------------------------------------------------------
Net interest income                          16,139         16,568         16,532    $    16,761
Provision for loan losses                     1,300          1,100          1,100            975
Other income                                  2,497          2,456          2,471          2,489
Merger related expense(1)                                                                   (541)
Other expense                               (10,681)       (10,851)       (10,821)       (10,907)
                                        --------------------------------------------------------
Income before income taxes                    6,655          7,073          7,082          6,827
Income tax expense                            2,413          2,596          2,554          2,434
                                        --------------------------------------------------------
Net income                              $     4,242    $     4,477    $     4,528    $     4,393
                                        ========================================================

Weighted average common shares
  Basic                                  14,063,541     13,986,693     13,992,989     14,234,312
  Diluted                                14,440,377     14,412,514     14,450,094     14,518,083
Earnings per common share*
  Basic                                 $      0.30    $      0.32    $      0.32    $      0.31
  Diluted                                      0.29           0.31           0.31           0.30

                                                                1996
                                       ----------------------------------------------------------
                                           March 31       June 30        Sept. 30       Dec. 31
                                       ----------------------------------------------------------
Interest income                         $    27,387    $    29,667    $    29,806    $    30,016
Interest expense                             12,538         13,728         13,929         13,828
                                        --------------------------------------------------------
Net interest income                          14,849         15,939         15,877         16,188
Provision for loan losses                       900          1,350          1,350          1,550
Other income(2)                               2,451          2,245          2,452          2,999
Other expense                                10,027         11,222         11,048         10,662
                                        --------------------------------------------------------
Income before income taxes                    6,373          5,612          5,931          6,975
Income tax expense(3)                         2,438            574          1,276          2,616
                                        ========================================================
Net income                              $     3,935    $     5,038    $     4,655    $     4,359

Weighted average common shares
  Basic                                  13,641,163     14,259,927     14,210,756     14,198,417
  Diluted                                14,462,324     14,517,706     14,495,742     14,379,388
Earnings per common share*
  Basic                                 $      0.29    $      0.35    $      0.33    $      0.31
  Diluted                                      0.27           0.35           0.32           0.30

* Earnings per share have been retroactively adjusted to give effect to the 10% stock dividends, declared December 1995 and December 1996 and the three for two stock split in the form of a 50% stock dividend declared September 1997.

(1) The merger related expense charge of $541 reduced fourth quarter 1997 income by $314 after tax and reduced basic earnings per share by $0.02.

(2) The fourth quarter of 1996 includes a gain of $450 on the sale of the Company's Merchant program, or $261 after tax. This gain increased fourth quarter 1996 basic earnings per share by $0.03 per share.

(3) The second and third quarters of 1996 reflect tax benefits of $1.6 million and $941, respectively, related to settlements with tax authorities. See Note J.